Exhibit 99.1

Square Names Darren Walker, President of the Ford Foundation, to Board of Directors

SAN FRANCISCO—June 16, 2020—Today Square, Inc. (NYSE: SQ) announced that Darren Walker, President of the Ford Foundation, has joined its Board of Directors.

“Social justice is synonymous with economic opportunity,” said Mr. Walker. “I’ve spent my entire career developing new ways to conduct philanthropy and address structural inequality. I can think of no company that is better suited to continue building on this mission than Square.”

“Darren’s life-long work around economic empowerment and social justice is deeply aligned with Square’s purpose,” said Jack Dorsey, CEO and Chairman of Square. “Over several months of discussing this opportunity with Darren, it became obvious how much we would benefit from his compassion and leadership experience. I’m thrilled he agreed to join our board.”

Darren Walker is president of the Ford Foundation, an international social justice philanthropy with an endowment of approximately $13 billion as of December 31, 2019. He is a member of Governor Cuomo’s Reimagining New York Commission and co-chair of NYC Census 2020. He also chaired the philanthropy committee that brought a resolution to the city of Detroit’s historic bankruptcy.

Before joining Ford, Darren was vice president at Rockefeller Foundation, overseeing global and domestic programs. In the 1990s, he was COO of the Abyssinian Development Corporation, Harlem’s largest community development organization.

Darren co-chairs New York City’s Mayoral Advisory Commission on City Art, Monuments and Markers; has served on the Independent Commission on New York City Criminal Justice and Incarceration Reform and the UN International Labour Organization Global Commission on the Future of Work. He co-founded both the U.S. Impact Investing Alliance and the Presidents’ Council on Disability Inclusion in Philanthropy. He serves on many boards, including Lincoln Center for the Performing Arts, The National Gallery of Art, Carnegie Hall, Friends of the High Line, the Committee to Protect Journalists, and the Smithsonian National Museum of African American History & Culture. He is a member of the Council on Foreign Relations, the American Academy of Arts and Sciences and the recipient of more than 15 honorary degrees and university awards, including Harvard University’s W.E.B. Du Bois Medal.

Educated exclusively in public schools, Darren was a member of the first Head Start class in 1965 and received B.A., B.S. and J.D. degrees from the University of Texas at Austin. He has been included on numerous leadership lists, including Time’s annual 100 Most Influential People, Rolling Stone’s 25 People Shaping the Future, Fast Company’s Most Creative People in Business, Ebony Magazine’s Power 100 and OUT Magazine’s Power 50.

Square’s Board of Directors also includes Jack Dorsey, Roelof Botha, Amy Brooks, Paul Deighton, Randy Garutti, Jim McKelvey, Mary Meeker, Anna Patterson, Larry Summers, and David Viniar.

About Square, Inc.

Square, Inc. (NYSE: SQ) revolutionized payments in 2009 with Square Reader, making it possible for anyone to accept card payments using a smartphone or tablet. Today, we build tools to empower businesses and individuals to participate in the economy. Sellers use Square to reach buyers online and in-person, manage their business, and access financing. And individuals use Cash App to spend, send, store, and invest money. Square has offices in the United States, Canada, Japan, Australia, Ireland, and the UK.